Exhibit 11

KIRKPATRICK & LOCKHART LLP                       1800 Massachusetts Avenue, NW
                                                 Second Floor
                                                 Washington, DC 20036-1800
                                                 202.778.9000
                                                 www.kl.com


March 22, 2002


AmSouth Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

      You have requested our opinion as to certain matters regarding the offering by AmSouth Funds (the "Trust") of units of beneficial interest in connection with the filing of a Registration Statement on Form N-14. As used in this letter, the term "Shares" means the Class A, Class B and Trust units of beneficial interest of AmSouth Capital Growth Fund ("Capital Growth Fund"), a series of the Trust.

      Capital Growth Fund proposes to acquire all of the assets and liabilities of AmSouth Growth Fund ("Growth Fund"), another series of the Trust, in exchange for Class A, Class B and Trust units of Capital Growth Fund. The reorganization will be effected pursuant to a Plan of Reorganization and Termination ("Plan") approved by the Board of Trustees ("Board") of the Trust, subject to approval of Growth Fund shareholders.

      As the Trust's counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board as we have deemed relevant to our opinion, as set forth herein. We have also examined the form of the Plan approved by the Board. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the Trust's Registration Statement on Form N-14, including receipt by the Trust of full payment for the Shares in the manner contemplated by the Plan, and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

      We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the

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obligations  of the Trust.  The  Declaration  of Trust  states  that all persons extending credit to, contracting with or having any claim against the Trust or a particular series of shares shall look only to the assets of the Trust or the assets of that particular series of shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall recite that the Declaration of Trust was executed or made by or on behalf of the Trust or by the Trustees or by any officer or officers by them as Trustee or Trustees or as officers or officer and not individually and that the obligations of such instrument are not binding upon any of them or the shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recital as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer or officers or shareholder or shareholders individually. The Declaration of Trust further provides for indemnification from the assets of the particular series of shares of the Trust held by a shareholder for all loss and expense of any shareholder held personally liable for the obligations of the Trust solely by reason of ownership of shares of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

      We hereby consent to this opinion accompanying the Registration Statement on Form N-14 when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                            Very truly yours,

                                            /s/ KIRKPATRICK & LOCKHART LLP

                                            KIRKPATRICK & LOCKHART LLP